Exhibit (p)(2)

Code of Ethics

for

DoubleLine Group LP

DoubleLine Capital LP

DoubleLine Equity LP

DoubleLine Alternatives LP

DoubleLine ETF Adviser LP

DoubleLine Investment Management Asia Ltd.

DoubleLine Funds Trust

DoubleLine Income Solutions Fund

DoubleLine Opportunistic Credit Fund

DoubleLine Yield Opportunities Fund

DoubleLine Shiller CAPE® Enhanced Income Fund

DoubleLine ETF Trust

Effective date: February 15, 2022

Exhibit (p)(2)

- i -

Exhibit (p)(2)

I.       INTRODUCTION

A number of entities affiliated with DoubleLine Group LP (“Group”)1 have jointly adopted this Code of Ethics (the “Code”) to set forth the ethical and professional standards required of those entities listed and defined below (collectively, the “Companies”) and to demonstrate the commitment of the Companies and their management to maintaining the trust and confidence of the investors in the funds offered by DoubleLine Funds Trust (“DFT”), DoubleLine ETF Trust (“DET”) (DFT and DET collectively, the “Trusts”), DoubleLine Opportunistic Credit Fund (“DBL”), DoubleLine Opportunistic Income Fund (“DSL”), DoubleLine Yield Opportunities Fund (“DLY”), DoubleLine Shiller CAPE® Enhanced Income Fund (“DUB”), (DUB, DLY, DSL, DBL are together referred to as the “Closed-End Funds”; the Closed-End Funds and the individual series of the Trusts are together referred to herein as the “Funds” and each, a “Fund”) and of the Adviser’s clients, to upholding high standards of integrity and business ethics and professionalism, and to comply with legal and regulatory requirements and with the Companies’ internal policies and procedures. Various employees of Group, which provides operational support for the Trusts and the Closed-End Funds will perform certain actions discussed herein on behalf of the Closed-End Funds and the Trusts.

The entities comprising the Companies are:

DoubleLine Group LP (“Group”)

DoubleLine Capital LP (“Adviser”, “DoubleLine”, “Capital”)

DoubleLine Equity LP (“Adviser”, “DoubleLine”, “Equity”)

DoubleLine Alternatives LP (“Adviser”, “DoubleLine”, “Alternatives”)

DoubleLine ETF Adviser LP (“Adviser,””DoubleLine”, “ETF Adviser”)

DoubleLine Opportunistic Credit Fund (“DBL”)

DoubleLine Funds Trust (“DFT”) DoubleLine Income Solutions Fund (“DSL”)

DoubleLine Investment Management Asia Ltd. ("DIMA")

DoubleLine Yield Opportunities Fund (“DLY”)

DoubleLine Shiller CAPE Enhanced Income Fund (“DUB”)

DoubleLine ETF Trust (“DET”)

Together, the series of funds within the Trusts are known as the “DoubleLine Funds”.

A.	Applicable to all Personnel

The Code covers all personnel of Group, the Closed-End Funds, the Trusts, the Advisers and DIMA, including partners, officers, directors (and other persons occupying a similar status or performing similar functions), and employees, as well as individuals associated with the Companies in any manner that provide investment advice on their behalf and are subject to their supervision and control (collectively, hereinafter, the “DoubleLine Personnel” or “Personnel”). The term “Personnel” shall also include any individuals who are members of the DoubleLine Capital GP LLC, which is Capital’s general partner. Temporary employees and consultants that, in each case, are engaged by any of the Companies to provide clerical, administrative or professional services that are not directly investment related will not be considered to be Personnel subject to this Code except to the extent the Chief Compliance Officer (“CCO”)2 or designee notifies them to the contrary.

[1]	Group is an entity which serves as the employer of the persons termed as “DoubleLine Personnel” under the Code. However, while it provides these persons to supply services to the Advisers under various service contracts, Group itself does not conduct activities requiring registration as a registered investment adviser. Group adopts this Code solely as an administrative convenience, to ensure that all persons employed by Group are subject to the Code because of the services rendered to registered investment advisers.

[2]	References to CCO within the Code shall be construed to mean the CCO of DoubleLine Capital LP (the “Capital CCO”) except where expressly indicated otherwise. It is expected that the Capital CCO will involve the CCO of Alternatives (or other entities) as and when necessary.

Exhibit (p)(2)

New employees, including any temporary employees, independent contractors or consultants designated by the CCO or designee, shall be briefed as to the requirements of the Code of Ethics. The briefing is not a substitute for reading the Code in its entirety at least annually. The fact that a briefing has not occurred or that the CCO or designee has not made a determination of any existing employee's change of status does not in any way limit the obligation of any person to comply with all applicable provisions of the Code.

i.	Applicability of this Code to the Disinterested Trustees

Various provisions of this Code either do not apply to the Trustees of the Trusts or the Closed-End Funds who are not “interested persons” within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 (the “Disinterested Trustees”) or applies only in a limited fashion.

The following Sections of this Code do not apply to the Disinterested Trustees:

•	Section VIII (Investment Activities)

In addition, Disinterested Trustees are required to comply with only Subsection A(5) of Section VII (Reporting of Accounts and Transactions Involving Securities and Other Financial Products). For the avoidance of doubt and notwithstanding any other term herein, the provisions of this Code shall be construed to apply to the Disinterested Trustees only to the extent such application is required by Rule 17j-1 under the Investment Company Act of 1940.

ii.	Authority to Exempt Any Person from Coverage

Notwithstanding the foregoing, the CCO may exempt any person from all or any portion of the Code upon a finding that such person is neither an “Access Person,” as defined at Rule 17j-1(a)(1) under the Investment Company Act of 1940 (the “Investment Company Act”) or Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) or a “supervised person,” as defined at Section 202(a)(25) of the Advisers Act, and that, such person’s duties and responsibilities are such that application of all or any particular portion of this Code to such person is not reasonably necessary. Accordingly, all persons subject to the Code shall be considered to be Access Persons, regardless of whether they meet any particular definition thereof while persons that have been exempted from all or any particular portion of the Code shall not be considered to be Access Persons to the extent of that exemption.

The CCO also may waive provisions of the Code on a case-by-case basis, after reviewing the circumstances surrounding the request for a waiver. An example of such a waiver would be the waiver of the two-day requirement to execute a trade. The CCO shall keep a written record of all such waivers and the basis for such waiver, which typically shall be recorded on a trade approval form or via email.

B.	Access to the Code

All Personnel will be provided access to the Code, either in hard copy or on the Companies’ Compliance section of the intranet. Personnel should keep the Code available for easy reference.

C.	Regulatory Requirements

The Code has been adopted in connection with the Companies’ compliance with Rule 204A-1 under the Advisers Act or Rule 17j-1(c) under the Investment Company Act, as applicable.

Investment advisers registered pursuant to Rule 204A-1, are required to establish, maintain and enforce a written code of ethics that, at a minimum:

Exhibit (p)(2)

i.	Sets forth the general standard of conduct required of all supervised persons, which standard reflects the fiduciary duties that the Advisers and all such individuals owe to the Advisers’ clients.

ii.	Requires compliance by all supervised persons with applicable federal securities laws.

iii.	Requires certain supervised persons to report, and for the Advisers to review, their personal securities transactions and holdings periodically.

iv.	Requires prompt reporting by all supervised persons of any violations of this Code.

v.	Requires distribution by the Advisers of the Code and of any amendments to all supervised persons and for the Advisers to obtain written acknowledgements from all such individuals as to their receipt of the Code.

The Closed-End Funds, the Trusts and the Advisers also are required pursuant to Rule 17j-1 under the Investment Company Act to adopt a written code of ethics that contain provisions reasonably necessary to prevent their “Access Persons,” as defined in Investment Company Act Rule 17j-1(a)(1), from:

vi.	employing any device, scheme or artifice to defraud a Fund;

vii.	making any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, considering the circumstances under which they are made, not misleading;

viii.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

ix.	engaging in any manipulative practice with respect to a Fund.

D.	Other Topics Covered In the Code

In addition to the minimum requirements set forth above, the Code also addresses the Companies’ policies and procedures regarding:

i.	Sanctions for violating the Code

ii.	Safeguarding and maintaining confidential information

iii.	Prohibitions against insider trading

iv.	Investment activities

v.	Annual review by Trustees

E.	Code May be Supplemented by Other Applicable Policies

The Code has been drafted in a manner that allows it to apply equally to all Personnel regardless of their specific functions or responsibilities. As a result of this “one size fits all” approach, the Companies may, from time-to-time, supplement the Code as it applies to Personnel that perform certain functions or that have responsibilities by the adoption of separate, more specialized policies and procedures. Where this is the case, Personnel to whom these separate policies and procedures apply must comply with both the Code and these additional policies – or the more restrictive of the two in the case of a conflict. More generally, the existence of the Code should not be understood as relieving Personnel, in any manner, from their continuing responsibility to familiarize themselves, and to comply, with all applicable policies and procedures of the Companies.

Exhibit (p)(2)

F.	Best Judgment and Further Advice

It is not reasonable to expect this Code or other applicable policies or procedures of the Companies to cover all the possible situations that Personnel may encounter. For this reason, nothing in this Code removes the need for all Personnel to use their best judgment in order to maintain high professional standards and to consult with their supervisors as well as appropriate members of the Compliance Team (“Compliance Personnel”), as needed.

Personnel that are unsure how to handle a situation are urged to consult with their supervisor or Compliance Personnel for advice.

References:	Advisers Act Section 202(a)(25): Definitions (definition of “Supervised Person”)
Advisers Act Rule 204A-1(a): Investment Adviser Codes of Ethics (adoption of code of ethics)
Investment Company Act Section 17: Transaction of Certain Affiliated Persons and Underwriters
Investment Company Act Rule 17j-1: Personal Investment Activities of Investment Company Personnel

II.	DUTY TO REPORT VIOLATIONS OF THIS CODE, SANCTIONS AND ACKNOWLEDGEMENT

A.	Duty to Report Violations of this Code

DoubleLine Personnel are required to report promptly any violation or potential violation of the Code to the CCO. Any such report shall be maintained in confidence and no retaliation shall be made against the individual for making a report and, indeed, any retaliation for reporting a violation of the Code shall itself constitute a violation of the Code.

i.	Review and Investigation

The CCO shall be responsible for the prompt review and investigation of any violations of the Code reported to, or independently discovered by, the CCO. The CCO shall be responsible for reporting any substantiated material violations of the Code to appropriate senior management within the Companies and to the Board of Trustees of the Trusts and the Closed-End Funds (as applicable) (the “Trustees”) and for appropriately documenting such review and investigation, the reporting thereof to senior management, and any action, including any sanctions, taken as a result thereof.

ii.	Involvement of Legal Counsel

Notwithstanding the assignment of responsibility to the CCO with respect to the review and investigation and reporting of violations, where either the CCO, counsel, or the Disinterested Trustees determine that sufficient reasons exist for any such review, investigation, or reporting to be conducted under the direction of legal counsel or such outside counsel as shall engage for such purpose, such legal or outside counsel shall have the ultimate responsibility for the conduct of such review, investigation, and the reporting and documentation thereof.

Exhibit (p)(2)

iii.	Where the CCO is Implicated by the Violation Being Reported

Notwithstanding the foregoing, where a person making a report believes that the CCO is implicated in any violation being reported, the reporting person may report such violation to any of the Companies’ senior management, including the Disinterested Trustees, as such individual believes is appropriate (the “Receiving Person”). Upon the receipt of a report of a violation, the Receiving Person shall either cause the Companies to undertake such review and investigation of the reported violation and to take such other action as is contemplated above or promptly report such matter to another member of senior management as the Receiving Person believes is appropriate, who, upon receipt of such report, shall have the responsibility of a Receiving Person.

References:	Advisers Act Rule 204A-1(a)(4): Investment Adviser Codes of Ethics (duty to report violations)

Advisers Act Rule 204-2(a)(12)(ii): Books and Records to be Maintained by Investment Advisers (record of any violation of the Code and action taken as a result)

Advisers Act Rule 204-2(e)(1): Books and Records to be Maintained by Investment Advisers (holding periods for certain required records)

Investment Company Act Rule 17j-1(c)(2)(ii)(A): Personal Investment Activities of Investment Company Personnel (Administration of Code of Ethics)

Investment Company Act Rule 17j-1(f)(B): Personal Investment Activities of Investment Company Personnel (Recordkeeping Requirements)

B.	Sanctions

i.	Requirement that CCO be Informed of all Internal Discipline

No internal discipline shall be imposed, nor any decision reached to not impose discipline, on any DoubleLine Personnel for violation of this Code without the underlying matter and the sanction to be imposed being first brought to the attention of the CCO.

ii.	Possible Sanctions

Possible sanctions for violation of this Code may include, but need not be limited to, verbal or written warnings, reversal of trades or reallocation of trades to client accounts, disgorgement of profits, suspension or termination of trading or investment privileges, monetary penalty, heightened supervision, job modification, suspension or termination, and/or civil or criminal referral to the appropriate governmental authority. Sanctions are imposed by the Code of Ethics Committee, which generally shall consist of the General Counsel, Chief Risk Officer, CCO, President and other senior Personnel that they may designate.

Exhibit (p)(2)

iii.	Heightened Supervision or Other Responsive Actions

The CCO shall be responsible for determining whether any violation of the Code that is brought to the CCO’s attention indicates a need (i) for heightened supervisory procedures, and, if so, the means by which such need should be addressed, and (ii) any change in the Companies’ procedures or policies or applicable controls. In addition, the CCO, after conferring with outside counsel, shall also be responsible for determining whether the violation, or any sanction imposed as a result thereof, requires additional disclosure or reporting, including to the Companies’ clients or, any regulatory, law enforcement or other outside party. The CCO shall be responsible for appropriately documenting each determination.

C.	Acknowledgement

All Personnel must read, understand and adhere to this Code as well as any amendments or changes to the Code. Personnel (except for the Trustees) are required to sign3 an Acknowledgement that they have read the entire Code, and from time-to-time, any amendments, and have had an opportunity to review any portions with their supervisor and a member of the Compliance Department.

By signing the Acknowledgement, each signatory agrees to perform fully all applicable responsibilities and to comply with all applicable restrictions, limitations, and requirements set forth in the Code and acknowledge that any such failure may result in disciplinary action, up to and including termination. Failure to comply with the terms of this Code can also subject the Companies and responsible supervisors and involved individuals to fines, penalties and potentially even criminal proceedings in addition to significant reputational harm and regulatory sanctions. From time-to-time, the Companies may ask any recipient of this Code to certify his or her continued compliance with the applicable terms and/or with any other applicable restrictions, limitations or requirements and to sign an Acknowledgement with respect to any amendments hereto.

References:	Advisers Act Rule 204A-1(a)(5): Investment Adviser Codes of Ethics (written acknowledgement)

Advisers Act Rule 204-2(a)(12)(iii): Books and Records to be Maintained by Investment Advisers (record of written acknowledgement)

Investment Company Act Rule 17j-1: Personal Investment Activities of Investment Company Personnel

[3]	“Sign” shall be construed to indicate the use of electronic means, including through any systems used by the Companies to monitor the Code.

Exhibit (p)(2)

III.        GENERAL STANDARD OF CONDUCT

The Companies are committed to maintaining the trust and confidence of their shareholders and clients, to upholding high standards of integrity and business ethics and professionalism, and to compliance with legal and regulatory requirements and its own internal policies and procedures.

Compliance with these standards is crucial to the Companies’ long-term success. Simply put, the Companies’ continued success is dependent upon its reputation and there is no more certain way to diminish the Companies’ reputation than by failing to put their shareholders and clients first. If the Companies serve their shareholders and clients honestly and equitably and to the best of their abilities, their success will follow.

The general standard of conduct required by all Personnel reflects several underlying requirements including:

•	the fiduciary duty owed by the Companies and their Personnel to the Funds’ shareholders and the Adviser’s clients;

•	the Companies’ intent to adhere to good business practices;

•	applicable legal and regulatory requirements;

•	the Companies’ own internal policies and procedures; and

•	representations that the Companies have made to its clients in agreements, offering documents or other written materials.

A.	Fiduciary Duty

The Companies and all Personnel owe a fiduciary duty to the Funds and to the Adviser’s other clients. This fiduciary duty is composed of both a duty of care and a duty of loyalty. The duty of care requires the Companies and all Personnel (i) to provide advice to the Funds and to the Adviser’s other clients that is in the best interest of, and is suitable for, the Fund or the client, (ii) to seek best execution of transactions where the Companies and the Personnel have responsibility to select executing broker- dealers, and (iii) to provide advice and monitoring over the course of the Companies’ relationship with the Fund or the Adviser’s other clients, as applicable. The duty of loyalty means that the Companies and their Personnel must always place the interests of the Funds and the Adviser’s other clients first. More specifically, the Companies’ fiduciary duty to the Funds and the Adviser’s other clients requires that Personnel adhere to the following standards:

i.	Any recommendation to a client must have a reasonable basis and must be suitable for the client considering the client’s needs, financial circumstances, and investment objectives;

ii.	Facts that may be material to the client’s economic interest or decision-making must be disclosed fully and fairly and Personnel must refrain from engaging in fraudulent, deceptive or manipulative conduct;

iii.	Best execution must be provided with respect to client transactions where the Companies have discretion to select executing broker-dealers; and

Exhibit (p)(2)

iv.	Conflicts of interest should be mitigating wherever possible and, failing that, must be fully disclosed and managed (as discussed more fully at Section IV hereof).

All Personnel should note that various topics mentioned within the Code, such as but not limited to, best execution or soft dollars are addressed in more detail in other policies, which also should be consulted when researching the Companies’ policies on such topics.

B.	Adherence to Good Business Practices

The Companies expect all Personnel to adhere to the principles of good business practice. At a minimum, this requires Personnel to engage in fair and honest conduct in all their dealings and to perform their functions and meet their responsibilities with a degree of professionalism reasonable to the circumstances.

C.	Compliance with Applicable Federal Securities Laws and Other Requirements

Inherent in the above standard is the requirement that the Companies and all Personnel comply at all times with all applicable securities laws as well as the Companies’ own internal policies and procedures.

While many applicable legal and regulatory requirements are reflected in this Code or the Companies’ other policies and procedures, Personnel should not assume that this is true of every relevant securities law or regulation. As a result, Personnel must take the responsibility to inform themselves of, and understand, the legal and regulatory requirements applicable to their activities. For this same reason, the Companies expect all Personnel to stay current with respect to applicable regulatory and legislative developments.

D.	Client Representations

The Companies and all Personnel are also expected to comply with any written representations that the Companies have made to their clients, including, but not limited to, representations that are made in formal agreements between the Companies and their clients or the offering documents for any of the Companies’ products (where applicable). This is particularly relevant with respect to adherence to stated objectives and constraints applicable to a portfolio or fund. Personnel tasked with managing client relationships are responsible for memorializing, in writing, any material oral representations made to clients and prospective clients with respect to their investments with the Companies or the Funds.

E.	Market Rumors

No officer or employee of the Companies shall originate or, except as permitted below, circulate in any manner a false or misleading rumor about a security or its issuer for the purpose of influencing the market price of the security. A statement that is clearly an expression of an individual’s or the Companies’ opinion, such as an analyst’s view of the prospects of a company, is not considered to be a rumor, and is excluded from these restrictions.

Where a legitimate business reason exists for discussing a rumor, for example where a client is seeking an explanation for an erratic share price movement which could be explained by the rumor, care should be taken to ensure that the rumor is communicated in a manner that:

i.	sources the origin of the information (where possible);

Exhibit (p)(2)

ii.	gives it no additional credibility or embellishment;

iii.	makes clear that the information is a rumor; and

iv.	makes clear that the information has not been verified.

If in doubt, Personnel should consult with the CCO regarding questions about the appropriateness of any communications about specific securities.

F.	General Antifraud Prohibitions

DoubleLine Personnel are prohibited from:

i.	employing any device, scheme, or artifice to defraud a client or prospective client;

ii.	engaging in any transaction, practice, or course of business that operates as a fraud or deceit upon a client or prospective client;

iii.	making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make a statement made not misleading; or

iv.	engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative.

References:	Advisers Act Section 206: Prohibited Transactions by Investment Advisers Advisers Act Rule 204A-1(a)(1) and (2): Investment Adviser Codes of Ethics

(adoption of general standard of business conduct and requirement of compliance with applicable Federal securities laws)

Advisers Act Rule 204A-1(e)(4): Investment Adviser Codes of Ethics (definition of “Federal Securities Laws”)

Investment Company Act Rule 17j-1(b): Personal Investment Activities of Investment Company Personnel (Unlawful Actions)

Investment Company Act Rule 17j-1(c): Personal Investment Activities of Investment Company Personnel (Code of Ethics)

Investment Company Act Rule 38a-1(f)(1): Compliance Procedures and Practices of Certain Investment Companies (definition of “Federal Securities Laws”)

Exhibit (p)(2)

IV.        CONFLICTS OF INTEREST

A.	General Statement of Policy

The fiduciary duties imposed on the Companies and Personnel require all Personnel to be diligent with respect to the possibility of conflicts of interest, whether real or apparent, in transactions with clients. This includes conflicts between the interest of the Companies or their Personnel and their clients, and conflicts between two client accounts. As a general matter, conflicts should be avoided where practicable. Where they cannot be avoided, it will generally be the case that a conflict must be mitigated as much as possible and then fully and fairly disclosed to the client, such that the client can make an informed investment decision and, where applicable, provide an informed consent. When in doubt, Personnel should contact their supervisor or a member of Compliance Personnel for advice.

B.	General Description of Conflicts

While it is impossible to describe all conflicts that may arise, in general, conflicts will include various practices in which the Companies or any Personnel have a pecuniary or other interest in recommending or undertaking a transaction for a client. It is important to understand that a conflict does not require that the client suffer any actual harm. It also does not require that the improper interest in question be tangible or otherwise quantifiable or even certain. It is enough if the improper interest is, or could be viewed as, a motivating factor in the Companies or Personnel recommending or undertaking the transaction. Conflicts of interest can also exist across clients, for example where one client account owns debt in an issuer undergoing bankruptcy and another client account owns equity in the same issuer, and their interests are not aligned as a result of the right related to the bankruptcy proceeding.

An improper interest may be economic, personal or otherwise. In the case of an economic interest, the interest may be a positive benefit or the avoidance, or minimization of, a negative economic result, e.g., the avoidance of an expense or a loss, or loss minimization.

Improper interests can include a wide variety of situations, including situations where:

i.	The transaction allows the Companies or Personnel to generate fees or profits, or avoid losses or expenses, from another relationship as, for example, is the case with respect to soft dollars (discussed further below), the receipt of finder’s fees, outside commissions or bonuses;

ii.	The Companies or Personnel are directly interested in the transaction as, for example, is the case with respect to principal transactions;

iii.	The transaction benefits a third party in which the Companies or any Personnel has an ownership or other economic interest;

iv.	The transaction provides a benefit to a third party, rather than to the Companies or any Personnel directly, for an improper purpose as, for example, one that:

a.	involves any quid pro quo, e.g., where the benefit is returned to the Companies or Personnel in some manner;

b.	is done to benefit a spouse or child or other person for personal reasons; or

Exhibit (p)(2)

c.	is done to repay a favor or out of gratitude or for the purpose of obtaining or continuing to receive lavish gifts or entertainment (as discussed further below).

Without limiting the generality of the foregoing, all Personnel should avoid any investment, interest, association or other relationship of a personal nature that interferes, might interfere, or even might be perceived as interfering with the independent exercise by the individual of good judgment in the best interest of the Advisers’ clients or the Funds.

C.	Particular Conflicts

i.	Conflicts Related to the Provision of Disinterested and Impartial Advice or Undertaking a Transaction on Behalf of a Client

Where any advice or recommendation, or transaction undertaken on behalf of a client, is not effected on a fully disinterested and impartial basis, the applicable Adviser must mitigate the conflict to the extent possible (e.g., waive or reduce a fee that creates a conflict) and fully and fairly disclose and residual conflict to the Fund shareholders or other Adviser client, as applicable. An interest in a security or issuer, whether direct or indirect, or a relationship with an issuer, may support an inference that advice or a recommendation or the undertaking concerning such security, or the securities of an issuer was not disinterested and impartial.

Accordingly, to minimize the possibility of such conflicts the Companies have adopted policies to address the conflicts:

a.	the investment activities of DoubleLine Personnel (see Sections VII and VIII hereof);

b.	the holding of any position (e.g., as a director or trustee) with an issuer or its affiliates (see the Companies’ Outside Business Activities and Affiliations Policy); or

c.	any present or proposed business relationship with an issuer or its affiliates (see the Companies’ Outside Business Activities and Affiliations Policy).

ii.	Appropriation of Client Information for Personal Benefit

DoubleLine Personnel may not trade or recommend trading in securities based on client information, including information related to client positions, trades, or strategies. This means that trades and recommended trades by Personnel should always be based upon an investment assessment that is independent of any nonpublic client information.

iii.	Selecting Suppliers and Service Providers

The acceptance of any compensation or other benefit from a supplier or service provider to the Companies, especially one involving expenses that are, directly or indirectly, borne by an Adviser’s clients, may also be perceived as a conflict in that it may lead to a perception that the provider’s selection may not be in the clients’ best interest. Accordingly, the Companies’ use of any brokerage firm or other vendor, or service provider may be subject to separate policies and procedures of the Companies subjecting such use to a pre-approval process and other requirements for the purpose of minimizing the possibility of such conflicts.

Exhibit (p)(2)

iv.	Potential Conflicts of Interest Arising from Transactions in Affiliated Entities

DoubleLine may recommend that its clients invest in public or private investment vehicles sponsored by or affiliated with DoubleLine. Examples of such investment vehicles include the DoubleLine Funds, hedge funds sponsored by DoubleLine, securitized assets created by DoubleLine or its affiliates or collateralized loan obligations sponsored by DoubleLine. The possibility exists that DoubleLine could take a position on governance matters for investment vehicles sponsored or affiliated with DoubleLine that could be adverse to some or all shareholders, equity holders or noteholders in these sponsored or affiliated investment opportunities. The Code of Ethics Committee is responsible to review and resolve or seek to mitigate such conflicts through appropriate controls.

References:	Exchange Act Section 28(e): Effect on Existing Law (exchange, broker, and dealer commissions; brokerage and research services)

Advisers Act Section 206: Prohibited Transactions by Investment Advisers

Advisers Act Rule 204A-1(a)(1) and (2): Investment Adviser Codes of Ethics

(adoption of general standard of business conduct and requirement of compliance with applicable Federal securities laws)

Investment Company Act Rule 17j-1(b): Personal Investment Activities of Investment Company Personnel (Unlawful Actions)

Investment Company Act Rule 17j-1(c): Personal Investment Activities of Investment Company Personnel (Code of Ethics)

Investment Company Act Rule 38a-1(f)(1): Compliance Procedures and Practices of Certain Investment Companies (definition of “Federal Securities Laws”)

V.         CONFIDENTIALITY/PRIVACY

A.	General Statement of Policy — Confidentiality

All DoubleLine Personnel have a duty to safeguard and treat as confidential all nonpublic information concerning the Companies, investors in the Funds, clients of the Advisers, and all transactions in which the Advisers or its clients are involved. This includes all information concerning a client’s financial circumstances and holdings, and advice furnished to the client. Moreover, employees may only use Companies or client information within the scope of their employment and, accordingly, may not appropriate such information for their own use or benefit or the use or benefit of any third party.

Confidential information also shall be construed to mean any information acquired from a third party pursuant to a non-disclosure (confidentiality) agreement (“NDA”) or confidentiality clauses contained in contractual arrangements with such third parties. Such NDAs or confidentiality clauses generally require DoubleLine to keep the other party's Confidential Information in confidence using a reasonable degree of care, which shall be at least the same degree of care that DoubleLine uses to maintain its own Confidential Information of like importance, and to use the other party’s Confidential Information only to carry out its obligations and exercise its rights under the applicable agreement. DoubleLine Personnel are encouraged and reminded to allow access to such third parties’ confidential information only to those of employees having a need to know such information. DoubleLine Personnel also should consult members of the Legal Department if any questions arise about the terms of any NDA or the confidentiality clause of any applicable contract.

Exhibit (p)(2)

B.	Sharing of Information Within the Companies

DoubleLine Personnel should only share client or proprietary information within the Companies with individuals that have a legitimate business need for knowing the information. In addition, employees should not share information in violation of any Information Walls implemented by the Companies as a means of isolating certain kinds of sensitive information within the Companies so that it is not available to employees that perform “public” functions, such as the making of recommendations or giving of advice with respect to trading. Employees should bring to the attention of the CCO any attempt by other Personnel to solicit or obtain client or proprietary information for which they do not have a legitimate business need.

i.	Presentations to the Fund’s Trustees

In presenting or furnishing a report to the Fund’s Trustees, representatives of service providers (such as an Adviser) to the Funds generally should refrain from identifying or discussing Fund portfolio transactions that occurred within the preceding 15 calendar days or Fund portfolio transactions that will occur or are actively being considered within the following 15 calendar days (a “Disclosed Portfolio Transaction”). Exceptions to the foregoing policy may be made upon the request of a Trustee, with the permission of the CCO or as is otherwise necessary for the Trustees to fulfill their oversight responsibilities.

•	Notification to Disinterested Trustees

For the purposes of assisting the Disinterested Trustees in fulfilling their reporting obligations under the Code, whenever the CCO is informed or otherwise becomes aware of a Disclosed Portfolio Transaction, the CCO shall provide the Disinterested Trustees with specific notice of such fact and remind them of the reporting requirements applicable to the Disinterested Trustees with respect to the applicable securities. Notwithstanding such obligation on the part of the CCO, any failure by the CCO to provide such notice shall not affect or otherwise lessen in any way any reporting obligation that the Disinterested Trustees may have under this Code or otherwise.

C.	Sharing of Information Outside the Companies

DoubleLine Personnel should not discuss or share client or proprietary information with individuals outside the Companies, other than with parties that both have a legitimate need to know such information and have either provided a confidentially agreement that covers such information, which, in accordance with the Companies’ policies, has been reviewed and approved by the Companies’ Legal/Compliance Department (or outside legal counsel, as appropriate) or are themselves under a separate duty to maintain the confidentiality of the information, such as, for example, the Companies’ outside counsel or accounting firm, or employees of regulated entities such as prime brokers, clearing firms or transfer agents. When any doubt exists as to the need for a confidentially agreement, employees should contact the Companies’ Legal/Compliance Department or legal counsel if appropriate.

Exhibit (p)(2)

D.	Reasonable Safeguards

DoubleLine Personnel should use special care to limit the possibility of inadvertent disclosure of client or proprietary information. Personnel should:

i.	keep their desk and work areas clear of all confidential information when they are not present;

ii.	lock (via the screen or similar locking mechanism) all desktop computers, laptops, smart phones, and other such devices when unattended;

iii.	dispose of confidential documents by shredding them or placing them in confidential document waste bins or otherwise complying with proper document destruction procedures;

iv.	keep sensitive information removed from the office out of public view;

v.	limit discussions of such information within the Companies to individuals who have a legitimate business need for knowing the information;

vi.	consider whether the use of a code name in place of a client’s name may be advisable (or contractually required) and

vii.	consider whether the use of a code name in place of an issuer’s name may be advisable.

Employees should not:

viii.	leave confidential information in the open, including in a conference room, once a meeting is over;

ix.	discuss confidential information in places where it may be inadvertently overheard by unauthorized persons, such as in elevators, public transportation, restaurants or the like;

x.	discuss confidential information while using a speaker-phone that is turned up loud enough to be overhead by visitors or unauthorized Personnel (e.g., Personnel who are subject to an internal confidentiality screening procedure); or

xi.	discuss confidential information with individuals outside the Companies (including family members) except in accordance with the policy set forth above.

E.	Reporting of Possible Confidentiality Breach

Employees should promptly bring to the attention of the CCO or legal counsel (if deemed appropriate) any suspicion that an unauthorized person has obtained confidential information.

i.	Special Considerations Involving Information Disclosure About Publicly Traded Clients

The inadvertent disclosure of nonpublic information about a client that has publicly traded securities outstanding may trigger a disclosure requirement on the part of the client. Accordingly, anyone who unintentionally discloses nonpublic information regarding a client that has publicly traded securities should immediately contact the CCO so that a determination can be made as to whether there is a need to take any action, including alerting such client of such disclosure so that it will have an opportunity to publicly disclose such information.

Exhibit (p)(2)

VI.        PROHIBITION AGAINST INSIDER TRADING

A.	Companies’ Policy – Insider Trading

It is unlawful for any person to trade on one’s own behalf or on behalf of others, or to “tip” or recommend trading in securities on the basis of material nonpublic (i.e., inside) information concerning an issuer or to pass such information to others improperly. Violations of the foregoing can result in severe civil and criminal penalties for the individuals involved and can result in the imposition of significant penalties on the Companies.

The possession of material nonpublic information by any employee or other Personnel may be attributed to the Companies generally unless the information is effectively isolated using Information Walls so that it is not available to employees that perform public functions, including trading and the making of recommendations or giving of advice with respect to trading. A breach of the Companies’ Information Walls so that nonpublic information is not confined to Personnel that do not perform public functions can result in the Companies being required to suspend activities involving trading and the making of recommendations in whole or in part for some indefinite period in certain circumstances.

As a result, strict compliance with all applicable procedures that the Companies institute to contain the flow of material nonpublic information is required of all Personnel. Moreover, and as described more fully below, Personnel that become aware of material nonpublic information must promptly contact the CCO and otherwise comply with the requirements of Subsection D below.

The provisions of this Section VI shall and shall be construed to, apply to the Trustees of the Trusts, and the Closed-End Funds who are not interested persons of the Closed-End Funds, the Trusts or the Advisers only in respect or their status and activities as such.

Personnel that have questions concerning the requirements of the policies set forth in this Section are urged to consult with their supervisor, the Compliance Personnel responsible for maintaining information walls, the CCO or legal counsel as appropriate.

B.	Recognizing Material Nonpublic Information

i.	Nonpublic Information

Typically, for purposes of the U.S. securities laws, information is considered “nonpublic” if the information has not been broadly disseminated to investors in the marketplace such as by releasing the information over the news wires, disclosing it in public filings (e.g., Forms 10-K or 10-Q) or otherwise disseminating it in a manner that makes it fully available to investors and a reasonable time has elapsed to allow such dissemination.

ii.	Materiality

Information is considered “material” if: (1) there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; or (2) a reasonable investor would consider it as having significantly altered the total mix of information relating to the issuer’s securities. Generally, this includes any information the disclosure of which would have a meaningful effect on the price of an outstanding security.

Exhibit (p)(2)

Determining materiality is a fact-specific inquiry, requiring a careful assessment of the inferences a reasonable person would draw from a given set of facts. Personnel are encouraged to err on the side of caution when assessing whether a piece of information is material and nonpublic. Personnel can inquire with the CCO regarding whether a piece of information is material and nonpublic. By way of guidance, the Securities and Exchange Commission has indicated the following as a non-exclusive list of examples of the types of information or events that may be considered material:

1.	impending or potential mergers, acquisitions, tender offers, joint ventures, or changes in assets, such as a large disposal of the same;

2.	earnings or revenue information and changes in previously disclosed financial information;

3.	events regarding the issuer’s securities, e.g., advance knowledge of a ratings downgrade, defaults on securities, calls of securities for redemption, public or private sales of additional securities, stock splits or changes in dividends, repurchase plans or changes to the rights of security holders;

4.	new products or discoveries, or developments regarding clients or suppliers (e.g., the acquisition or loss of a major contract);

5.	significant changes in control or management;

6.	changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s report;

7.	impending bankruptcies or receiverships;

8.	information relating to the market for an issuer’s securities, such as a large order to purchase or sell securities; and

9.	prepublication information regarding reports in the financial press.

When in doubt and because assessments of materiality are necessarily highly fact-specific, DoubleLine Personnel should err on the side of caution and treat the matter in question as material and bring such matter to the attention of the CCO for further consideration.

iii.	Breach of Fiduciary Duty or Duty of Trust or Confidence

Generally, except in the case of tender offers (as described in the immediately following subparagraph), the legal prohibitions on the use of material nonpublic information are dependent upon such information being obtained under a fiduciary duty or a duty of trust or confidence (or, directly or indirectly, from someone who has such a duty). Nevertheless, even where information is obtained outside of a fiduciary relationship or relationship of trust or confidence, the use of material nonpublic information may still trigger regulatory investigations and reputational concerns. For this reason, as a general policy, the Companies prohibit intentionally obtaining any material, nonpublic information by all Personnel, regardless of whether the information is obtained pursuant to a fiduciary duty or a duty of trust or confidence, except to the extent explicit written approval is obtained from the General Counsel, CCO, or a designee of either the General Counsel or CCO. An example of such approval would be the creation (in writing) of an information wall to facilitate the receipt of such material, nonpublic information.

Exhibit (p)(2)

1.	Special Situations — Tender Offers

Exchange Act Rule 14e-3 specifically prohibits trading or “tipping,” e.g., providing information to third parties, while in the possession of material nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either – irrespective of whether the information was obtained in breach of a fiduciary duty or similar duty of trust and confidence. Personnel that become aware of nonpublic information relating to a tender offer must promptly contact the CCO and otherwise comply with the requirements of Subsection D below.

C.	Avoiding the Inadvertent Receipt and Misuse of Material Nonpublic Information

Nonpublic information may come to the attention of DoubleLine Personnel in a variety of ways. Personnel should be aware of the most likely situations so that they can either avoid being inadvertently “tainted” with such information, which as discussed above may impact their ability to perform their usual functions for the Companies as well as the Companies’ ability to engage in business as usual, or take such actions as are described below to minimize the impact such information may have on the Companies and the affected employee.

In the event any Personnel comes into possession of, or is otherwise exposed to, nonpublic information, such individual must immediately notify the CCO or designee and must otherwise comply with the requirements of Subsection D below. Upon being informed of any such matter, the CCO or designee will make a determination of whether trading restrictions (as a firm or for personal trades or both) or other restrictions or controls should be put in place to minimize any conflicts of interest that may result or lead to any improper use or dissemination of material nonpublic information by the Companies or their employees. Personnel in possession of material nonpublic information may not discuss the information with, or provide any investment views with respect to any securities to which the information represents material nonpublic information to, anyone else within or outside the Companies except the General Counsel, the CCO or other members of the Legal/Compliance Department; as otherwise expressly permitted by this Code of Ethics; or as may be expressly authorized in writing by the CCO or General Counsel. See Section VI.D. below.

i.	Pre-Sounding

From time to time, investment banks may contact Personnel for the purpose of gauging the Companies’ interest in a potential transaction that has not yet been publicly disclosed. Because of the potential for such conversations, even when conducted on a hypothetical or no names basis, to result in the disclosure of material, nonpublic information, such conversations must be coordinated through the CCO and comply with any restrictions or other requirements imposed thereby.

Personnel that are contacted for such purpose must promptly interrupt the investment bank representatives and inform them that applicable policies require that such calls be coordinated through the Companies’ General Counsel or CCO. After providing the investment banking representatives with contact information for the General Counsel or CCO, the contacted Personnel should terminate the call and promptly bring the call to the attention to the General Counsel or CCO.4

[4]	Assuming the proper protocols are followed, this provision is not intended to prevent personnel from providing an indication of interest to purchase shares of an initial public offering, whether in the context of a roadshow or as part of an underwriter gathering its book for a pending deal.

Exhibit (p)(2)

ii.	Involvement by the Companies in a Nonpublic Transaction

The Advisers may bid for, or cause one of its clients to bid for, securities in a company, purchase securities in a private placement, serve on a creditors’ committee with respect to a bankrupt entity, or otherwise be involved in another type of transaction with an issuer through which the Advisers may be made aware of material nonpublic information. In such situations, the head of the business unit involved in such transactions is responsible for informing the CCO of such involvement at or before the initiation thereof, to the extent practical, but in any event before any material nonpublic information is provided to the Advisers or any Personnel.

iii.	Intentional Receipt of Material Non Public Information

If you intend to receive any material, non-public information related to a company with a class of publicly traded securities (whether domestic or foreign), you must contact the CCO or Compliance Personnel in advance of its receipt. The CCO or Compliance Personnel will work with the appropriate business unit(s) to determine whether to receive the information and whether to implement informational wall and other procedures, as appropriate.

Under certain circumstances, Personnel may seek or agree to receive material non-public information for a legitimate purpose in the context of a transaction in which an Adviser (or its affiliates), on behalf of itself or a client entity or account, is a potential participant or in the context of forming a confidential relationship. This may include receiving “private” information from agent banks, normally facilitated through on-line services such as, but not limited to, Intralinks, Debt Domain or SyndTrak. This information may be available to all potential purchasers of an investment opportunity represented, for example, by an investment which may not generally qualify as a “security” for purposes of the federal securities laws (e.g., certain bank loans). Typically, that information can be used to evaluate the investment opportunity and in making an investment decision.

Prior to receipt of such information, the Personnel must request approval from the CCO or his or her designee.

Generally, if a confidentiality agreement is to be signed in the context of such transactions, members of the Legal/Compliance group should evaluate carefully whether a duty of confidentiality and/or a duty not to trade in the relevant issuer’s securities without prior disclosure will be created before any information is received under the confidentiality agreement. However, even in the absence of a written confidentiality agreement, a duty to disclose material non-public information before trading may be created when an oral agreement is made, or an expectation exists that the confidentiality of such information will be maintained or that the information will not be used in trading. For example, if the persons providing or receiving the information have a pattern or practice of sharing confidences so that the recipient knows or reasonably should know that the provider expects the information to be kept confidential, such pattern or practice may be enough to form a confidential relationship.

Material non-public or deal-specific information may be given in connection with an Adviser making a direct investment in a company on behalf of a client in the form of equity or debt; it may also involve a purchase by an Adviser on behalf of a client of a debt or equity security in a secondary transaction or in the form of a loan participation. The information can be conveyed through a portal such as Intralinks, Debt Domain or SyndTrak, orally from a sponsor or dealer or through other electronic delivery or hard copy documentation. This type of situation typically arises in mezzanine financings, loan participations, bank debt financings, venture capital financing, purchases of distressed securities, oil and gas investments and purchases of substantial blocks of stock from insiders. Even though the investment for which the deal-specific information is being received may not be a publicly traded security, the company may have other classes of publicly traded securities, and the receipt of the information by an Adviser can affect the ability of other parts of the organization to trade in the issuer’s securities. For the aforementioned reasons, prior to receiving any information that may constitute material, non-public information on a company with any class of publicly traded securities (whether domestic or foreign), please contact Compliance Personnel who will help to evaluate whether the information may represent material non-public information and, where necessary, implement the appropriate Information Wall and trading procedures.

Exhibit (p)(2)

iv.	Contacts with Officials or Representatives of Publicly-Held Companies

Contacts with public companies may constitute an important part of the Companies’ research efforts and investment decisions may be made based on conclusions formed through these contacts, as well as through an analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, Personnel become aware of material nonpublic information. This could happen, for example, if an issuer’s Chief Financial Officer prematurely discloses quarterly results to an individual associated with the Companies, or an investor relations representative selectively discloses significant news to a handful of investors, including Personnel of a Company. In such situations, the Companies must make a judgment as to its further conduct. Any individual who believes he or she may receive or has received material nonpublic information about an issuer must promptly escalate to the CCO or Compliance Personnel and otherwise comply with the requirements of Subsection D below.

Personnel shall promptly disclose to the CCO or his designee any meeting with officials or representatives of a public company if he or she believes he or she has or may have come into possession of material nonpublic information through discussions relating to the issuer of the securities.

v.	Board Seats

DoubleLine Personnel are sometimes asked to sit or act as Board members for an issuer of publicly held securities. As noted under the Outside Business Activities and Affiliations Policy, any such arrangement must be pre-approved and, in connection therewith, the CCO, in accordance with Subsection E below, will make a determination of whether trading restrictions or other controls should be put in place to minimize any conflicts of interest that may result therefrom or prevent the improper use or dissemination of material nonpublic information by the Companies or its employees and as is required to comply with any restrictions imposed by the issuer on its directors. It should be noted that such approval generally will not be granted.

In addition, Board members of public issuers may also be exposed to material nonpublic information concerning other publicly held companies that may have dealings with the company on whose board they sit. Personnel sitting on the board of a company who receive material nonpublic information concerning other publicly held companies must immediately contact the CCO and otherwise comply with the requirements of Subsection D below.

vi.	Creditors’ Committees

Participants on creditors’ committees are often exposed to nonpublic information regarding the debtor company. This exposure may affect the Companies’ ability to trade in securities in that company. Accordingly, Personnel should not agree to sit on any creditor’s committee, whether official or informal (including preliminary meetings that precede creditors’ committees), without first contacting the CCO, who will obtain any necessary approvals and make a determination of whether trading restrictions or other controls should be put in place to minimize any conflicts of interest that may result therefrom or any improper use of material nonpublic information by the Companies or its employees and as may otherwise be required of members of the creditor committee.

Exhibit (p)(2)

vii.	Other Situations

1.	Information Originating within the Companies

Material, non-public information may include information originating within the Companies, for example, information regarding open-end or closed-end funds advised by the Advisers, such as information on a fund’s portfolio holdings, net asset value, expected dividend rate, or any other information that could be considered material. DoubleLine Personnel that are contacted by another employee for the purpose of communicating material, nonpublic information as to which the employee was previously unaware must immediately notify the CCO regardless of whether any nonpublic information is communicated and may be required to comply with the requirements of Subsection D below.

2.	Information Originating Outside the Companies

All Personnel who come into receipt of material nonpublic information, no matter what the source or circumstances, must immediately contact the CCO and may have to comply with the requirements of Subsection D below.

3.	Expert Networks

The Companies occasionally use expert networks as part of its research efforts. A more detailed procedure regarding the use of expert networks is contained within the Advisers’ Compliance Manual.

4.	Minimum Holding Period for Closed-End Funds advised or Sub-Advised by DoubleLine

DoubleLine Personnel may only invest in a closed-end fund advised or sub-advised by DoubleLine (a “DoubleLine CEF”) as a long-term investment and any such investment is subject to a minimum six- month holding period. This means DoubleLine Personnel may not sell any number of shares of a DoubleLine CEF within six months of purchasing shares of the DoubleLine CEF, or purchase shares of a DoubleLine CEF within six months of selling shares of the DoubleLine CEF. Any violation of this six-month holding period will require disgorgement of any profits. All transactions in a DoubleLine CEF require preclearance and you may not be able to sell shares of a DoubleLine CEF notwithstanding your compliance with the holding period requirement, including, for example, if a blackout period applies. A blackout period may apply for an extended period and you may not be able to sell shares of a DoubleLine CEF when you wish, if at all.

Certain DoubleLine Personnel may be deemed insiders (i.e. officers, directors, and beneficial owners holding more than 10% of a company’s securities) and thus may by subject to additional reporting obligations. Insiders will be required to file Forms 3, 4, and 5 with the SEC regarding their transactions in shares of a DoubleLine CEF. For additional details, please review the “Procedures with Respect to Fund Obligations under Section 16 of the Securities Exchange Act of 1934” otherwise known as the Section 16 Policy. DoubleLine Personnel are advised to review carefully the requirements of the Section 16 Policy to ensure that any omission by DoubleLine Personnel to make any such report does not inadvertently cause the Adviser or any of the DoubleLine CEFs to fail to meet applicable reporting requirements.

DoubleLine Personnel shall attest, on an annual basis, that he or she has reviewed and understands (i) his or her filing requirements under the Section 16 Policy, as discussed above (including Forms 3, 4, and 5), and (ii) the Adviser’s policy regarding material, non-public information under the Code.

Exhibit (p)(2)

D.	Required Steps to Take If You Have Been Exposed to Material Nonpublic Information

Personnel who believe they have been exposed to or may possess material nonpublic information should cease any further actions in any way related to such information or any issuer to which it relates and immediately take the following steps:

i.	contact the CCO or Compliance Personnel;

ii.	refrain from discussing the information with, or providing any investment views with respect to any securities to which the information relates to, anyone else within or outside the Companies

iii.	except that you may disclose the information to the General Counsel, the CCO or Compliance Personnel in accordance with your obligations under this Code and you may disclose the information and/or provide your investment view with respect to the relevant securities as expressly permitted by this Code or as may be expressly authorized in writing by the CCO or General Counsel;

iv.	refrain from transactions involving the subject securities or related securities (whether for a personal account or an account of a client) or otherwise attempting to take advantage of the information whether for one’s own benefit, that of the Companies, a client or any other person; and

v.	comply with any restrictions or controls that are put in place by the Companies in response to such exposure or possession.

Personnel who are authorized to possess material nonpublic information in accordance with this Code shall take all appropriate measures to prevent the unauthorized dissemination of that information, including:

vi.	reviewing such information in a private office; and

vii.	avoiding the storage of such information on any network drives to which others (other than the CCO, Legal, IT or Compliance Personnel and anyone else cleared to view the exact same information) have permission to access.

E.	Responsibilities of the CCO

i.	Upon Receipt of Notification of Possible Receipt of Material, Nonpublic Information/Imposition of Information Barriers

Upon the receipt of any notification with respect to the receipt by Personnel of possible material, nonpublic information, the CCO, in consultation with legal if deemed necessary, shall be responsible for making a determination of whether the information is material and nonpublic and, if so, necessary precautions should be taken, including restricting the Companies’ activities in any way or placing an Information Wall around the individual(s) involved. Restrictions on Communication and Information Barriers

Individuals subject to information barriers are prohibited from discussing the information that gave rise to the information barrier except:

Exhibit (p)(2)

1.	among other individuals who are part of the same walled off group;

2.	with the Companies’ legal counsel, CCO or such other persons as the CCO shall specifically direct.

Individuals subject to information barriers should use care to maintain the information that gave rise to the information barrier in confidence and shall:

3.	take reasonable steps, including such steps as are set forth at Subsection D of Section V hereof, to safeguard the protected information;

4.	not discuss such matter with anyone except as specifically provided above; and

5.	in accordance with Subsection B of Section V hereof, bring to the attention of the CCO any attempt by Personnel to solicit or obtain such information unless they have a legitimate business need or reason.

ii.	Pre-Sounding

The CCO shall be responsible for managing the Companies’ participation in any response thereto. (See also the discussion at Section VI. C. 1.)

iii.	Maintenance of Restricted and Watch List

The Chief Compliance Officer is responsible for maintaining the Companies’ Restricted and Watch Lists. The Chief Compliance Officer may designate others to assist with the maintenance of these lists.

The Restricted List generally may be disclosed to DoubleLine Personnel and consists of a list of issuers, e.g.., companies, in which Personnel and their Immediate Family Members are prohibited from trading, absent an exemption from such restriction.

The Watch List generally is not disclosed to Personnel and consists of a list of issuers as to which a limited or select group of Personnel may be in possession of material nonpublic material information or other sensitive information. However, the CCO may share the Watch List with certain Personnel as necessary to further the purposes of this Code or for other purposes the CCO deems necessary or appropriate.

The Restricted and Watch Lists are maintained separately. The Restricted List will be provided by Compliance, while the Watch List shall not be accessible by Access Persons except as the CCO may deem necessary to further the purposes of this Code of Ethics or for other purposes the CCO deems necessary or appropriate.

The Companies also maintain a list of bank loan borrowers which are not currently issuers of public securities and which Personnel have accessed their private information on services such as, but not limited to, Intralinks, Debt Domain or SyndTrak. The Companies also maintain a list of private issuers (such as hedge funds or private operating companies) in which Personnel are invested, based on information gathered as part of the procedures outlined in this Code.

As a general matter, the CCO shall be responsible for the determination to add or remove an issuer from any of the Restricted List, the Watch List, the list of bank loan borrowers, the list of private issuers or any other lists deemed necessary to comply with these provisions of the Code.

In considering whether an issuer should be added or removed from the Restricted or Watch List, the following presumptions shall apply:

Exhibit (p)(2)

1.	Issuers that are the subject of an Information Wall or similar controls should be placed on the Companies’ Watch List.

2.	Issuers as to which Personnel are in possession of material nonpublic information should be placed on the Companies’ Watch List, provided that if such information is not restricted to a limited number of Walled Off individuals, the issuer should be placed on the Companies’ Restricted List.

3.	Issuers for whom Personnel serve as directors or members of official creditors’ committee should generally be placed on the Restricted List or, if information walls or other appropriate measures are taken, on the Watch List.

F.	Reporting of Insider Trading Activity

All DoubleLine Personnel are required to immediately report to the CCO any activity related to a client or client related account or employee or employee related account that appears to be based upon material nonpublic information. Upon receipt of such notice, the CCO shall be responsible for conducting such review with respect thereto as the CCO believes appropriate and, in conjunction with the Companies’ senior management, for determining whether the Companies should take any action in response thereto, including reporting such matter to any official, as may be required or appropriate and for documenting such notice, review and determination. The CCO may deem it appropriate, but is not required, to engage outside counsel to investigate or assist with a review of such matters.

References:          Advisers Act Section 204A: Prevention of Misuse of Nonpublic Information

Advisers Act Section 206: Prohibited Transactions by Investment Advisers Exchange Act, Section 9: Manipulation of Security Prices

Exchange Act, Section 10: Manipulative and Deceptive Devices

Exchange Act Rule 10b5-1: Trading on the Basis of Material Nonpublic Information in Insider Trading Cases

Exchange Act Rule 14e-3: Transactions in Securities based on Material, Nonpublic Information in the Context of Tender Offers

Exhibit (p)(2)

VII.       REPORTING OF ACCOUNTS AND TRANSACTIONS INVOLVING
SECURITIES AND OTHER FINANCIAL PRODUCTS

A.	General Statement of Companies’ Policy With Respect to Account and Notification

All DoubleLine Personnel, other than Disinterested Trustees, are required to notify the Companies promptly, in the manner provided below, upon the opening of any outside account by a DoubleLine Personnel or an Immediate Family Member of a DoubleLine Personnel, each as hereinafter defined, for the purchase, holding or disposition of any financial product, e.g., a security, future, commodity, or any derivative thereon. To the extent you report an account over which neither you nor any other Immediate Family Member has any direct or indirect influence or control over, you may be required to certify in writing that they have no direct or indirect influence or control over such account. See also the section below entitled “Non-Volitional Transactions” below.

DoubleLine Personnel, other than Disinterested Trustees, must report any account that is beneficially owned by (i) them; (ii) their spouse or domestic partner; (iii) any Immediate Family Member (as defined below); and (iv) any account as to which any of the foregoing has discretionary authority or direct influence or control, including any account for which an individual acts as trustee, executor or custodian, but excluding any account for an Adviser’s client to the extent the discretion is exercised on behalf of the Adviser.

The term “Immediate Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or domestic partner, sibling, mother-in-law, father-in-law, son-in law, brother-in law, or sister-in-law, including all adoptive relationships, but only to the extent such family member shares a household with the individual.

Personnel who are new to the Companies must promptly notify the Companies within ten (10) business days of all existing accounts that would otherwise fall within the foregoing notification. All DoubleLine Personnel are also required to notify the Companies promptly upon any change in the account set up information, e.g., a change to the name of the account or the account number, or the closing of such account.

Any information required to be submitted to the Companies pursuant to this Section VII may be delivered, at the Companies’ option, through authorized and designated compliance systems designed for such purpose.

i.	Account and Initial Holdings Notification

All account and initial holding notifications, including account openings, changes to an account and account closings, must be made in writing or through electronic delivery of the relevant information to designated Code of Ethics Team (“Code Personnel”), and in the case of account openings, shall include the name of the broker, dealer, bank or other party with whom the account was established. Such notification should be provided using the designated compliance system). All initial holding notifications shall be submitted within ten (10) days of a person being designated as an Access Person and being subjected to the requirements of the Code. Information submitted in initial account and holdings reports must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person.

At the time any such notification is made, the brokerage or other firm that is to carry the account also must be notified by DoubleLine Personnel of the need to provide copies of account statements and confirmations to the Companies.

Exhibit (p)(2)

ii.	Right of Companies to Limit Where Accounts May be Carried

Notwithstanding anything herein, the Companies reserve the right to limit the firms at which personal securities accounts of DoubleLine Personnel and their Immediate Family Members may be opened and carried, provided that the CCO may grant exceptions to such policy in the case of hardship or for other good cause. All DoubleLine Personnel and those of their Immediate Family Members must maintain accounts only with broker dealers or other financial institutions on the designated brokers list. The criterion for broker approval is whether a broker is able to provide electronic feeds to DoubleLine for purposes of monitoring and administration of the Code and the designated compliance system can effectively accommodate the electronic feeds. A list of designated brokers shall be published by the Compliance Department for reference by employees. Limited exceptions may be granted by the CCO in such cases as may be necessary or prudent on a case by case basis (such as accounts of immediate family members of employees).

New employees must transfer their existing accounts within a specified period of time as determined by the Compliance Department if their account is not held at a broker listed on the designated broker list. Accounts subject to this Code and previously reported to the Compliance Department as of January 1, 2021 are not subject to the requirement that they be with a designated broker.

iii.	Disclosure and Furnishing of Quarterly Transaction Reports Regarding Financial Products

No later than thirty (30) calendar days after the end of each calendar quarter, all Personnel, other than Disinterested Trustees, must provide designated Code Personnel with the following information with respect to all transactions during such quarter involving a security or financial product, other than “Excluded Transaction,” as defined below, in which they have any direct or indirect beneficial interest:

1.	The date of the transaction, the type of product and, as applicable, the exchange ticker symbol or CUSIP, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security or financial product involved;

2.	The price of the security or financial product at which the transaction was effected;

3.	The name of the broker, dealer, bank or other party with or through which the transaction was effected; and

4.	The date that the report is submitted.

Excluded Transactions

For purposes hereof, the term “Excluded Transaction” means any of the following:

1.	A transaction involving an Excluded Product (as defined in Section VII A 7) or a Non-Volitional Transaction

2.	A transaction as to which all the information required to be reported is contained in a broker trade confirmation or account statement that has been previously provided hereunder;

Exhibit (p)(2)

3.	A transaction pursuant to an “Automatic Investment Plan,” which, in accordance with Investment Company Act Rule 17j-1(a)(11), means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation and which includes a dividend reinvestment plan.

iv.	Annual Holdings Reports

As required by Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the Investment Company Act, not later than 45 days after January 1st, all Personnel, other than Disinterested Trustees, are required to report in a dated writing to the CCO the following information, which must be current as of December 31st:

1.	The title, number of shares and principal amount of each security or financial product, other than an Excluded Product, in which the individual has any direct or indirect beneficial ownership;

2.	The name of any broker, dealer, bank or other party through whom an account is held for the direct or indirect benefit of the individual.

3.	The timing of the submission of these reports is designed to coincide with a quarterly transaction report to alleviate confusion about the submission of reports.

v.	Reporting Requirements Applicable to Disinterested Trustees

While Disinterested Trustees are not subject to the foregoing reporting requirements, they are required to report any transaction, other than a “Non-Reportable Transaction” (as hereinafter defined), involving a security, other than one that is an Excluded Product, undertaken by the Disinterested Trustee or any DoubleLine Personnel or any Immediate Family Member, if the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have known that, during a 15-day period immediately preceding or after the date of the transaction, (i) the Fund purchased or sold such security, or (ii) the Fund or an adviser to the Fund was considering the purchase or sale of such security (such transaction a “Covered Transaction”).

1.	Reporting Requirements

Any Disinterested Trustee that is required to report a Covered Transaction shall, no later than thirty (30) calendar days after the end of the calendar quarter in which such transaction occurred, file such report containing such information with respect to such transaction and any account in which the transacted securities were held with the Funds’ CCO.

2.	Definition of Non-Reportable Transaction

For purposes hereof, the term “Non-Reportable Transaction” means any transaction taken as part of an Automatic Investment Plan or a Non-Volitional Transaction.

vi.	Other Reports or Information

Notwithstanding the foregoing, all Personnel may be required to provide such additional information regarding any holdings of, or transactions in, financial products at such times and in such manner as designated Code Personnel may request.

Exhibit (p)(2)

vii.	Excluded Products

For purposes hereof, the term “Excluded Products” means the following:

1.	Direct obligations of the federal government of the United States (Note for clarification: this does not include obligations of any state, including obligations of any municipality or state agency).

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

3.	Shares issued by money market funds.

4.	Shares in open-end investment companies (mutual funds) (Note: this does not include open-end investment companies that are advised or sub-advised by DoubleLine or any affiliate).

5.	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by DoubleLine or any affiliate. (Mutual funds and ETFs advised or sub-advised by DoubleLine or any affiliate are “Reportable Funds”.)

6.	Purchases or sales of physical currencies and physical commodities.

7.	Investments in 529 plans not managed, distributed, marketed or underwritten by a DoubleLine or any of its affiliates.[5]

8.	Direct purchases or sales of cryptocurrencies.

viii.	Non-Volitional Transactions

For purposes hereof, the term “Non-Volitional Transaction” means any transaction effected in an account over which neither the applicable Personnel nor any of the Personnel’s relevant Immediate Family Members have any direct or indirect influence or control, including transactions such as demutualization, stock splits, stock from mergers or spin-offs, automatic tender offers or stock dividends.

References:	Advisers Act Rule 204A-1(a) (3): Investment Adviser Codes of Ethics (review of securities transactions and holdings)

Advisers Act Rule 204A-1(b): Investment Adviser Codes of Ethics (reporting requirements)

Advisers Act Rule 204-2(a)(13)(1): Books and Records to be Maintained by Investment Advisers (record of report with respect to securities transactions)

Advisers Act Rule 204-2(e): Books and Records to be Maintained by Investment Advisers (holding period for certain records)

Investment Company Act Rule 17j-1(d): Personal Investment Activities of Investment Company Personnel (Reporting Requirements of Access Persons)

[5]	See SEC no-action letter, WilmerHale, July 28, 2010.

Investment Company Act Rule 17j-1(e): Personal Investment Activities of Investment

Company Personnel (Preapproval of Investments in IPOs and Limited Offerings)

Investment Company Act Rule 17j-1(f): Personal Investment Activities of Investment

Company Personnel (Recordkeeping Requirements)

Exhibit (p)(2)

VIII.     INVESTMENT ACTIVITIES

A.	Overview

The Companies impose a number of restrictions on trading and investment activities by DoubleLine Personnel, other than Disinterested Trustees. These restrictions are designed to assist the Companies in complying with applicable legal and regulatory requirements; to help avoid conflicts of interest, including apparent conflicts; and, ultimately, to protect the Companies’ reputation.

B.	Provisions of General Applicability

i.	Prohibition on Doing Indirectly What Cannot Be Done Directly

DoubleLine Personnel are expected to comply with both the letter and the spirit of the restrictions and prohibitions set forth in this Code. Accordingly, to the extent any transaction would put an individual in an economic position that would be substantially equivalent to a prohibited or restricted transaction, such transaction is similarly prohibited or restricted. By way of illustration, where a long position in an underlying equity would be prohibited, it would be prohibited for an individual to establish a derivative or synthetic position that achieves similar economics.

ii.	When in Doubt

When in doubt as to the applicability of these restrictions and prohibitions to any transaction, Personnel should either refrain from entering into the transaction or discuss the matter with their supervisor or Code Personnel.

iii.	Unwinding Transactions

As all or part of a sanction imposed, the Companies may require that Personnel break or unwind any transaction entered by any Personnel in violation of these provisions. In such case, the Companies shall not have any obligation to reimburse the individual for any loss suffered as a result thereof and any realized profits shall be disgorged and provided to a charitable organization chosen by the Companies.

iv.	Hardship

The CCO may grant exceptions to certain restrictions or prohibitions set forth herein in the case of hardship or for other good cause, provided that any such exemption shall be documented and otherwise in compliance with any applicable legal requirements.

Exhibit (p)(2)

v.	Trade Request Submission Requirements and Timing Expectations

Personnel should understand that the Approving Officers will be under no obligation to respond to any request for approval within any stated time and once any such matter is considered may withhold approval for any reason or for no reason at all and, in any event, may withhold approval where it is determined that any such transaction may be legally uncertain, may give the appearance of a conflict of interest, or may expose the Companies to reputational risk, risk of regulatory inquiry or other harm, no matter how remote.

All personal trades must be submitted through the designated compliance system. Certain transactions may require additional documentation at the discretion of the Approving Officers.

Should any person use email to make a personal trade request, such person is presumed to be making all the representations that are present on the forms available in the designated compliance system. The use of email to make such requests should be restricted to situations such as when the requestor is out of office or the use of the prescribed form is otherwise impractical and such procedure should be the exception to the general procedure of requesting preapproval through the designated compliance system.

NOTE: Post-approval is not permitted. Any trade completed before pre-approval is obtained or after the approval window has terminated may be broken or unwound as provided at Section VIII. B. 3 and may result in disciplinary action.

C.	Prohibitions and Pre-Approval Requirements of General Applicability

i.	Prohibited Transactions

Nonpublic Information. All DoubleLine Personnel are strictly prohibited from trading or participating in any investment activity, including without limitation the making of any recommendation, whether on their own behalf or on behalf of a shareholder or client of the Companies or other third party, based on material nonpublic information or nonpublic client information, including client securities information.

Manipulative Conduct. Personnel are strictly prohibited from engaging in any trading or investment activity that constitutes manipulative conduct. This would include trades that do not have a bona fide purpose, e.g., that are done to influence market price or convey a false appearance of price movement or volume.

Fraud. Personnel are strictly prohibited from participating in any investment activity that is known to any such individual to involve fraudulent activities such as forgery, non-disclosure or misstatement of material facts or the taking of any action that is meant to conceal or misrepresent the facts of a matter. This would include, for example, knowingly backdating a document or recording a trade as occurring at an incorrect time.

Restricted List. Absent an exception specifically granted by the CCO, Personnel are prohibited from trading or participating in any investment activity in any security on the Companies’ Restricted List.

Uncovered Short Trade. Personnel are prohibited from entering into an uncovered short trade.

Uncovered Option. Personnel are prohibited from writing an uncovered option.

Exhibit (p)(2)

ii.	Transactions Requiring Additional Documentation to obtain Pre-Approval

All DoubleLine Personnel are prohibited from engaging in any Restricted Transaction (as defined below) without first obtaining prior approval by the CCO or the CCO’s designees (collectively, the “Approving Officers”).

For purposes hereof, a Restricted Transaction shall mean:

1.	acquiring ownership, directly or indirectly, in any security issued in an initial public offering or a limited offering or private placement (each as defined below), including any interest in a hedge fund.

For purposes of the foregoing, the term “initial public offering” shall mean an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934.

2.	transfers of interest in private placements sponsored by the Companies, other than transfers for estate planning purposes or that are court-mandated.

For purposes of the foregoing, the terms “limited offering” or “private placement” shall each mean an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), which provides an exemption for transactions by an issuer not involving any public offering, or Section 4(6), which involve offers or sales by an issuer solely to one or more accredited investors, or pursuant to Rule 504, Rule 505, or Rule 506 of Regulation D, which allow offerings for a limited dollar amount and/or to a limited number of investors, or any other applicable exemption from registration under the Securities Act of 1933.

3.	Transactions involving any closed end fund advised or sub advised by DoubleLine must be pre-approved without exception. It may prove necessary for the Code of Ethics Committee to discuss such requests and reach agreement as to whether that transaction can be approved considering the circumstances.

Closed end funds not managed by DoubleLine require preapproval as described below under “Transactions requiring pre-approval”.

Requests for approval of all Restricted Transactions must be submitted directly to the CCO. When considering approval of any request, the Approving Officers will take into consideration whether the investment opportunity is one that should have been reserved for an Adviser’s clients and whether the opportunity is being offered by virtue of the individual’s position with an Adviser.

References:           Advisers Act Section 204A: Prevention of Misuse of Nonpublic Information

Advisers Act Section 206: Prohibited Transactions by Investment Advisers

Advisers Act Rule 204A-1(c): Investment Adviser Codes of Ethics (pre-approval of certain investments)

Advisers Act Rule 204-2(a)(13)(iii): Books and Records to be Maintained by Investment Advisers (record of decision regarding certain securities acquisitions)

Exhibit (p)(2)

Investment Company Act Rule 17j-1(e): Personal Investment Activities of Investment Company Personnel (Pre-Approval of Investments in IPOs and Limited Offerings)

iii.	Transactions Requiring Pre-approval

Before you execute a personal trade, the trade may need to be pre-approved (i.e., pre-cleared) to ensure that there is no conflict with the Companies’ current trading activities on behalf of its clients (including the Funds). All trades in any security must be precleared, except as provided below.

1.	Pre-Approval is required for the following types of transactions:

•	Any Security (unless excluded below): You must preclear trades in any security, which means any bond, stock, debenture, certificate of interest or participation in any profit-sharing venture, warrant, right and generally anything that meets the definition of “security” under the Investment Advisers Act of 1940 and the Investment Company Act of 1940. Except for money market instruments and G- 7 government direct obligations, all fixed income securities must be precleared.

•	Common Stocks: You are required to preclear all stocks (any equity security). Restrictions also apply to investments in private placements (including private funds) or initial public offerings (see discussion below).

•	Derivatives: Trades in any financial instrument related to a security or commodity interest that is required to be pre-cleared, including options on securities, futures contracts, single stock futures, options on futures contracts and any other derivative must be precleared.

•	ETFs: You are required to preclear all trades in any ETF.

•	Shares in any Closed-end Fund or REIT: Preclearance is required if you purchase or sell shares of any closed-end funds and/or REITs, including any advised or sub-advised by the Companies.

•	Systematic Investment Plans: Preclearance is required when executing an initial instruction for any purchases or sales that are made pursuant to a systematic investment or withdrawal plan involving a security that requires preclearance. A systematic investment or withdrawal plan is one pursuant to which a prescribed purchase or sale will be automatically made on a regular, predetermined basis without affirmative action by the Access Person. As such, only the initial investment instruction (and any subsequent changes to the instruction) requires preclearance.

•	Private Placement Securities: All DoubleLine Personnel must preclear any trades in private placement securities (i.e., any offering, in fixed income or otherwise, that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933). This requirement includes all private investment partnerships or funds such as hedge funds and private real estate holding partnerships.

Exhibit (p)(2)

•	Initial Public Offerings: DoubleLine Personnel may only participate after obtaining preclearance from the CCO or his designee. As a general matter, you should expect that most preclearance requests involving initial public offerings will be denied.

•	Commercial Real Estate: Transactions that involve the purchase or sale of commercial real estate must be pre-approved by the CCO, regardless of whether such transaction is effected through an entity controlled by the Access Person or in such Access Person’s individual capacity.

•	Shares of Preferred Stock: All transactions in shares of preferred stock must be pre-cleared.

2.	De minimis transactions

Any personal trades of any equity security that, in the aggregate, do not exceed 5,000 shares in a rolling 30-day period or $35,000 total market value, per issuer with a market capitalization of $10 billion or greater, will be processed as a de minimis transaction.

PLEASE NOTE: Even if a personal trade qualifies as a de minimis transaction, it still must be reported to the Compliance Department reasonably in advance of being placed.

De minimis transactions may not be used for:

•	Any bond (debt security) trade (except trades in direct obligations of the federal government of the United States or municipal bonds);

•	Any security issued by a client;

•	Any initial public offering;

•	Any private placement;

•	Any closed end funds managed by the Companies – either as adviser or sub- adviser;

De minimis transactions may not be used to avoid compliance with other aspects of this Code.

iv.	Pre-approval is not required for the following types of transactions:

1.	Government Securities: Trades in any direct obligations of the U.S. Government or any G7 government are not required to be precleared. This does not include obligations of any state, including obligations of any municipality or state agency.

2.	High Quality Short-term Debt Instruments: High quality short term debt instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, variable-rate demand notes, repurchase agreements and other high quality short- term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s) are not required to be precleared.

Exhibit (p)(2)

3.	Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be precleared.

4.	Open-End Mutual Funds (other than ETFs): Subject to applicable blackout periods, trades in open-end mutual funds, including open-end mutual funds advised or sub- advised by the Companies. Note: Trades in the Companies’ open-ended mutual funds advised or sub-advised by the Companies are not required to be pre- cleared but are required to be reported if you hold them in your investment accounts, and from time to time may be subject to blackout period or holding period requirements.

5.	Transactions in Retirement Accounts and Deferred Compensation Plans: Purchases or sales of investment companies or funds in the Companies’ 401(k) participant account or Deferred Compensation Plans (including open-end mutual funds advised or sub-advised by the Companies) are not required to be precleared.

6.	Systematic Investment Plans: Any purchases or sales that are made pursuant to a systematic investment or withdrawal plan that has previously been approved by a Compliance Officer. A systematic investment plan is any plan where a sale or purchase will be automatically made on a regular, predetermined basis without your authorization for each transaction. The first instruction must be precleared, but each subsequent purchase is not required to be precleared unless changes are made to the terms of the standing order.

7.	Certain Corporate Actions: Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin- offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be precleared.

8.	529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code.

9.	Direct purchases or sales of cryptocurrencies: Any direct transactions in cryptocurrency are not required to be precleared. However, ETFs or Unit Trusts that hold cryptocurrencies, Derivatives on cryptocurrencies, or any other investment vehicles relating to cryptocurrencies are subject to the pre-clearance and reporting requirements.

10.	Miscellaneous: Any transaction in any other securities as the CCO may designate on the grounds that the risk of abuse is minimal or non-existent.

If you place a Good-until-Canceled (“GTC”) or Limit Order and the order is not fully executed or filled by the end of the second business day after pre-clearance is received, you must repeat the preclearance process.

DoubleLine Personnel that are registered representatives of a broker dealer also must request written pre- approval from that broker dealer before engaging in private securities transactions or transacting in initial public offerings.

Exhibit (p)(2)

v.	Additional Restrictions

1.	Holdings Periods for Securities in Personal Accounts for all DoubleLine Personnel and Immediate Family Members

•	After making a purchase, you generally must hold that security for at least 60 calendar days unless specifically exempted below.

•	Holding periods apply for all securities except transactions in money market funds, government/sovereign securities issued by G-7 countries, high quality short-term debt instruments, and open-end mutual funds (except as described in the next bullet).

•	For the avoidance of doubt, the 60-day holding period applies for all mutual funds, investment companies, unit trusts, REITs, or other commingled vehicles for which the Companies serve as adviser or sub-adviser.

•	This limitation applies to any purchases or sales in your individual retirement account, deferred compensation plan, or any similar retirement plan or investment account for you or your immediate family. There is no holding period for purchases or sales done through a systematic investment or withdrawal plan. [6]

2.	Blackout Periods for all DoubleLine Personnel

•	Seven Day Blackout period for all DoubleLine Personnel:

•	You may not purchase or sell a security if the Companies purchase or sell securities of the same issuer on behalf of a client within seven calendar days before or after the date of your purchase or sale.

[6]	The 60-day holding period shall not apply to open-end DoubleLine mutual funds held in the Companies’ 401k plan.

Exhibit (p)(2)

D.	Additional Restrictions Applicable to Access Persons

i.	Transactions with a Heightened Approval Requirement

To avoid potential conflict situations and the appearance of a conflict, Access Persons shall not enter into any transactions that they have reason to believe could be a contrary transaction or a trading ahead transaction, each as described below, unless the particular transaction has been pre-approved by Approving Officers. The applicable Approving Officers shall only approve such a transaction where they (i) have documented their awareness of such facts as would allow the specific transaction to be characterized as a contrary transaction or a trading ahead transaction and (ii) have a reasonable belief that the transaction will not adversely impact the client’s position or strategy. In making such determination, the Approving Officers shall consider such factors, such as the size of the transaction or the liquidity of the market for such product, as they reasonably believe are relevant to such determination.

Contrary Transaction. A contrary transaction is one that reflects a view that is contrary to:

1.	any currently contemplated, but unexecuted, client transaction or current recommendation made to a client or other transaction under active consideration, but only to the extent the individual is aware of such contemplated transaction or recommendation;

2.	any trade made on behalf of a client by such individual or by the Companies during the previous fifteen (15) days, but only to the extent the individual is aware of such trade; and

3.	any current position known by the individual to be held by a client as a result of either or both Companies’ recommendation or decision.

For purposes of the foregoing, any strategy or research shall be considered to be a recommendation that has been made to a shareholder or client to the extent it has been made known to the applicable shareholder or client, is being prepared for the benefit of such shareholder or client, or is being used in connection with the exercise by the Companies of trading discretion on behalf of such shareholder or client.

Trading Ahead Transaction A “trading ahead transaction” is one that seeks to take advantage of market movements that are likely to result from an impending trade, e.g., an increase in price as a result of the purchase of a large position, or the execution of contemplated strategy or research.

ii.	Round Trip Transactions within a 60 Day Window

Relating to the buyback of a previously sold security, Access Persons are required to wait 60 days after the sale of a security before purchasing the same security. Any such purchase is subject to the 60 day minimum holding period as described above. The round trip waiting period does not apply to Excluded Products (as defined in section VII A 7).

Exhibit (p)(2)

***********************************************************************

THE FOLLOWING SUMMARY OF PERSONAL SECURITIES TRADING REQUIREMENTS IS PROVIDED TO ASSIST THE READER. IT IS NOT A SUBSTITUTE FOR THE DETAILED DISCUSSION WITHIN THIS CODE OF ETHICS OF THE PERSONAL SECURITIES TRADING REQUIREMENTS. THE INTERPRETATION OF THE CODE OF ETHICS BY THE CAPITAL CCO SHALL SERVE AS THE FINAL ARBITRATION OF THE CODE OF ETHICS PERSONAL TRADING REQUIREMENTS.

Security Type:	Pre-Clearance Required:
Stocks/Equity Securities	Yes
Exchange Traded Funds (ETFs)	Yes
Bonds (excluding US Treasuries)	Yes
Financial Derivatives (i.e., options and Futures Contracts)	Yes
Closed End Funds (including those advised or sub-advised by DoubleLine)	Yes
De Minimis Transactions	Yes
Private Placements (including Private Funds)	Yes
Indirect investments in cryptocurrencies (i.e., ETFs or Unit Trusts that hold cryptocurrencies, Derivatives on cryptocurrencies or any other investment vehicle relating to cryptocurrencies)	Yes
Initial Public Offerings (IPO)	Yes
Contrary Transactions	Yes
Trading Ahead Transactions	Yes
Open End Mutual Funds (including those advised or sub-advised by DoubleLine)	No
Excluded Products	No
Direct investments in cryptocurrencies	No
Non-volitional transactions (i.e., corporate actions)	No
Automated Investment Plans (i.e., systematic investment plan; dividend reinvestment)	No
401(k) Transactions on an automated payroll or rebalancing program	No
Assignment of options or exercise of an option at expiration	No

IX.        ANNUAL REVIEW BY TRUSTEES

No less frequently than annually, the Chief of Compliance and other senior management shall furnish a written report to the Trustees, which shall:

•	describe any issues arising under the Code of Ethics or “material compliance matter,” as such term is defined at Rule 38a-1(e)(2) of the Investment Company Act, not previously reported to the Trustees, including any information regarding sanctions and remedial actions taken in response thereto;

•	certify that the CCO has reviewed the Code and the compliance and supervisory policies and procedures of the Companies and has found that they are reasonably designed to prevent violations of the Federal Securities Laws and of the Code itself.

The CCO shall provide reports similar to those described above (and elsewhere in the Code) to the boards of trustees (or directors) of other registered investment companies for which an Adviser serves as an adviser or sub-adviser.

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